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Exhibit 99(a)(1)(P)

[Communication to be in email format]

Re: Amendments to Stock Option Exchange Program

In response to comments that we received from the Staff of the Securities and Exchange Commission we have filed today with the Commission the attached First Amendment to Offer to Exchange Eligible Outstanding Stock Options and First Amendment to Election Form.

Please read the attached Amendments. You do not need to take any other action with respect to these Amendments.

You are reminded that all Election Forms must be returned no later than 5:00 p.m., Los Angeles time, Monday, December 15, 2003. If you do not return an Election Form, none of your eligible options will be exchanged and your eligible options will remain in effect under their current terms.

If you have any questions, please contact Brenda Butters, 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301, (818) 871-8700 (telephone), (818) 871-7512 (telecopier) or bbutters@thq.com (email).

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  Exhibit 99(a)(1)(P)